                                                                    EXHIBIT 99.1

Investor Contact:                                  Media Contact:
----------------                                   -------------
Kathy B. Makrakis                                  Bruce P. Garren
(914) 696-6509                                     (914) 696-6540

FOR IMMEDIATE RELEASE (Wednesday, October 25, 1995)
---------------------------------------------------

                 TAMBRANDS REPORTS RECORD THIRD-QUARTER SALES;
                 ---------------------------------------------
                    ANNOUNCES 44th ANNUAL DIVIDEND INCREASE
                    ---------------------------------------

White Plains, New York--October 25, 1995--Tambrands Inc. (NYSE:TMB) today reported third-quarter results that included record sales and improved earnings.

Net sales for the quarter ended September 30, 1995 were $178,116,000, an increase of 2% over sales of $175,336,000 in the third quarter of 1994. Net earnings were $26,706,000, 7% more than third-quarter 1994 earnings of $25,024,000. Earnings per share increased to $0.73 in the third quarter of 1995, also up 7% from earnings per share of $0.68 in the same period of 1994.

Edward T. Fogarty, President and Chief Executive Officer, said, "These results provide further support for our growth strategy. This quarter sets a new Tambrands record for any third quarter in both sales dollars and units. Our U.S. market share is up over last year as is the tampon category, and our international results continue to gain momentum. And we are laying the foundation for future growth with the recently announced relaunch of our flagship Tampax tampon and introduction of Tampax Naturals -- the only U.S. tampon or pad made from 100% cotton."

For the first nine months of 1995, net sales were $521,401,000, up 9% from $480,133,000 in the comparable period of 1994. After the previously announced second-quarter litigation charge, net earnings for the nine months were $62,565,000, or $1.71 per share, compared to earnings of $67,075,000, or $1.81 per share, in the first nine months of 1994. Excluding the charge, earnings for the first nine months of 1995 would have been $71,251,000, or $1.94 per share, up 7% over the comparable period of 1994.

                                   --more--
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The Company also announced that its Board of Directors had voted to increase the regular quarterly dividend on the Company's common stock from 44 to 46 cents per share. This is the forty-fourth consecutive year that the Company has increased its dividend. The increased dividend will be payable on December 15, 1995 to shareholders of record on December 1, 1995.

Said Fogarty, "The Board and management have increased confidence in the strength of this business, and raising the dividend is one expression of that confidence. Tambrands is extremely proud of its long history of dividend increases, which few companies can match."

Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by over 100 million women.

A summary of consolidated operating results for the three months and nine months ended September 30, 1995 is attached.

                                     # # #
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                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                    3 Months and 9 Months Ended September 30


                      3 Months Ended                 9 Months Ended
(In thousands,         September 30                   September 30
except per share    -------------------  Percent  ------------------  Percent
figures)              1995       1994    Change     1995      1994    Change
                     ------     ------   ------    ------    ------   -------

NET SALES            $178,116   $175,336      2    $521,401  $480,133      9

COST OF
PRODUCTS SOLD          61,288     57,733      6     175,020   154,244     13
                     --------   --------           --------  --------

GROSS PROFIT          116,828    117,603     (1)    346,381   325,889      6

SELLING, ADMIN. AND
GENERAL:

 MARKETING, SELLING
 AND DISTRIBUTION     57,892     62,581      (7)    183,180   172,154      6

 ADMIN. AND GENERAL   13,701     12,690       8      41,323    40,262      3
                    --------   --------            --------  --------

                       71,593     75,271     (5)    224,503   212,416      6
                     --------   --------           --------  --------

OPERATING INCOME       45,235     42,332      7     121,878   113,473      7

INTEREST,
NET AND OTHER          (2,301)    (2,613)    12      (7,329)   (7,005)    (5)

LITIGATION
CHARGE                      -          -      -     (11,396)        -      -
                     --------   --------           --------  --------


EARNINGS BEFORE
PROVISION FOR INCOME
TAXES                  42,934     39,719      8     103,153   106,468     (3)

PROVISION FOR
INCOME TAXES           16,228     14,695     10      40,588    39,393      3
                     --------   --------           --------  --------


NET EARNINGS         $ 26,706   $ 25,024      7    $ 62,565  $ 67,075     (7)
                     ========   ========           ========  ========


NET EARNINGS
PER COMMON SHARE     $   0.73   $   0.68      7    $   1.71  $   1.81     (6)
                     ========   ========           ========  ========


AVG. SHARES
OUTSTANDING            36,640     36,645             36,661    37,090